 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-212576) on Form S-8 of MusclePharm Corporation of our report dated August 24, 2020, relating to the consolidated financial statements of MusclePharm Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of MusclePharm Corporation for the year ended December 31, 2019.

/s/ SingerLewak LLP

Los Angeles, California
August 24, 2020